Exhibit 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410) 224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI Consulting Appoints Matthew F. McHugh, Former Nine Term

United States Congressman, to Board of Directors

ANNAPOLIS, MD, October 28, 2005 - FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today announced that on October 26, 2005 its Board of Directors appointed former nine term United States Congressman, Matthew F. McHugh, to its board of directors, increasing the size of the board to nine. Congressman McHugh, who will be an independent director, was appointed to serve in a newly created vacancy as a Class I director whose term will expire at FTI’s next annual meeting in the Spring of 2006.

From 1975 to 1992, Congressman McHugh, now age 66, was U.S. Representative in Congress for the 27th and 28th Congressional Districts of New York. From 1978 to 1992 he sat on the Committee on Appropriations. He was also a member of the Permanent Select Committee on Intelligence, chairing its Subcommittee on Legislation, from 1985-1990. In 1991, he was appointed Acting Chairman of the Committee on Standards of Official Conduct (the “Ethics Committee”) and led the bipartisan investigation in what became known as the “House banking scandal” of the early ‘90’s. His work in that extremely challenging and sensitive investigation caused former President Bush to remember him as “a good man, a person who was able to work in a bipartisan spirit when the good of the country was at stake.” Collegues referred to him as the “conscience of the House.”

After retiring from congress, Congressman McHugh was senior advisor at The World Bank, acting as senior counselor to its president from May 1993 to June 2005, as an employee and, beginning in December 2000, as a consultant.

Commenting on Congressman’s McHugh’s election, Jack Dunn, FTI’s president and chief executive officer, said: “The addition of Congressman McHugh to our board underscores our continuing commitment to being a leader in good corporate governance. He brings to FTI and its stockholders unquestioned integrity, a wealth of experience and a tremendous amount of energy and enthusiasm for our mission. Opportunities to find individuals like Matt McHugh are rare, indeed, and we will benefit enormously from his addition to our board.”

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,100 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. Additional information is available at: www.fticonsulting.com.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

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